Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (nos. 33-51415, 33-51721,
33-58113, 33-52667, 33-04711, 333-32667, 333-49201, and 333-84728) of Lincoln National Corporation and in the related prospectuses of our report dated February 7, 2003, except paragraphs 27 through 31 of Note 6, as to which the date is August 22, 2003, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in this Current Report on Form 8-K dated August 29, 2003.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August  26, 2003